Exhibit 4.2
First Supplemental Indenture
between
WEBSTER FINANCIAL CORPORATION
and
THE BANK OF NEW YORK
Dated as of June 20, 2007
Supplement to Junior Subordinated Indenture,
dated as of June 20, 2007

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ARTICLE VIII MISCELLANEOUS	39

Section 8.1 Effectiveness	39
Section 8.2 Successors and Assigns	39
Section 8.3 Further Assurances	39
Section 8.4 Effect of Recitals	39
Section 8.5 Ratification of Indenture	39
Section 8.6 Governing Law	39

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          First Supplemental Indenture, dated as of June 20, 2007 (the “First Supplemental Indenture”), between Webster Financial Corporation, a Delaware corporation (the “Company”), having its principal office at Webster Plaza, 145 Bank Street, Waterbury, CT 06702, and The Bank of New York, a New York banking corporation, as trustee (hereinafter called the “Trustee”).
Recitals Of The Company
          WHEREAS, the Company and the Trustee entered into a Junior Subordinated Indenture, dated as of June 20, 2007 (the “Indenture”).
          WHEREAS, Webster Capital Trust IV, a Delaware statutory trust (the “Trust”), has offered to the public its trust preferred securities known as 7.65% Fixed to Floating Rate Trust Preferred Securities (the “Trust Preferred Securities”), which are beneficial interests in the Trust, and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Trust to the Company of its common securities (the “Trust Common Securities” and, together with the Trust Preferred Securities, the “Trust Securities”), in the Junior Subordinated Notes (as defined herein);
          WHEREAS, Section 9.1 of the Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of securities of any series as permitted by Section 2.1 or 3.1 thereof;
          WHEREAS, pursuant to Sections 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a first series of Securities under the Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this First Supplemental Indenture;
          WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 9.3 of the Indenture to the effect that the execution and delivery of the First Supplemental Indenture is authorized or permitted under the Indenture and that all conditions precedent provided for in the Indenture to the execution and delivery of this First Supplemental Indenture to be complied with by the Company have been complied with;
          WHEREAS, all other conditions and requirements necessary to make this First Supplemental Indenture a valid and binding instrument in accordance with its terms and the terms of the Indenture have been satisfied;
          WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture;
          WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture.
          NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the Junior

Subordinated Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Junior Subordinated Notes, as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions
          For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
     (a) Terms defined in the Indenture or the Declaration of Trust (as defined herein) have the same meaning when used in this First Supplemental Indenture unless otherwise specified herein.
     (b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.
     (c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this First Supplemental Indenture.
     (d) Any reference herein to “interest” shall include any Additional Interest.
          “APM Period” means, with respect to any Extension Period, the period commencing on the earlier of (i) immediately following the first Interest Payment Date on which the Company pays any current interest on the Junior Subordinated Notes (which it may do from any source of funds) or (ii) the fifth anniversary of the commencement of the Extension Period, and ending on the next Interest Payment Date on which the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest, including compounded interest pursuant to Section 2.4(a) to the extent permitted by law, on the Junior Subordinated Notes.
          “Applicable Spread” means, with respect to a redemption of the Junior Subordinated Notes, 0.50% if the redemption is within 90 days after the occurrence of a Tax Event or a Rating Agency Event and 0.35% in all other cases.
          “Bankruptcy Event” means the occurrence of an event set forth in Section 5.1(2) or Section 5.1(3) of the Indenture.
          “Business Combination” means a merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as an entirety by one Person to any other Person.
          “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York, Waterbury, Connecticut or Wilmington,

Delaware are authorized or required by law or executive order to remain closed, provided that, with respect to the payment of interest accrued on the Junior Subordinated Notes for any period commencing on or after June 15, 2017, the day is also a London Banking Day.
          “Calculation Agent” means, with respect to the Junior Subordinated Notes, The Bank of New York, or any other firm appointed by the Company, acting as calculation agent for the Junior Subordinated Notes.
          “Capital Treatment Event” means the Company’s reasonable determination based on a written opinion of counsel experienced in such matters, who may be an employee of the Company or of any of its Affiliates, that, as a result of (i) any amendment to, or clarification of, or change (including any announced prospective change) in applicable laws (or any rules, regulations or official interpretations thereunder) of the United States or any political subdivision thereof or therein, or (ii) any official or administrative pronouncement or action or judicial decision interpreting or applying such laws, rules or regulations, which amendment, clarification or change is effective, or which pronouncement, action or decision is announced, on or after the date of issuance of the Trust Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to all (or any substantial portion of) the aggregate liquidation amount of the Trust Preferred Securities as “Tier 1 capital” (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.
          “Commercially Reasonable Efforts” to sell Qualifying Capital Securities means commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities of the Company to third parties other than Subsidiaries of the Company in public offerings or private placements. The Company shall not be considered to have made Commercially Reasonable Efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.
          “Common Stock” means any of the Company’s equity securities (including equity securities held as treasury shares and equity securities sold pursuant to the Company’s dividend reinvestment plan and its employee benefit plans) that have no preference in the payment of dividends or amounts payable upon the Company’s liquidation, dissolution or winding up (including a security that tracks the performance of, or relates to the results of, a business, unit or division of the Company), and any securities issued in exchange therefor in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.
          “Common Equity Issuance Cap” has the meaning specified in Section 2.7(a)(ii).
          “Company” has the meaning specified in the Recitals.
          “Current Stock Market Price” means, with respect to Common Stock on any date, (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange, or (ii) if Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which Common Stock is traded or quoted on the relevant date, or (iii) if Common Stock is not listed on any U.S. securities exchange on the relevant date the last quoted bid price for Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (iv) if Common Stock is not so quoted the average of the mid-point of the last bid and ask prices for Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.
          “Declaration of Trust” means the Amended and Restated Trust Agreement, dated as of June 20, 2007, among the Company, as Sponsor of the Trust, The Bank of New York, as the Property Trustee, The Bank of New York (Delaware), as the Delaware Trustee, and the Administrative Trustees named therein.
          “Eligible Proceeds” means, for each relevant Interest Payment Date, the net proceeds (after deducting underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of Qualifying APM Securities (excluding sales of Qualifying Preferred Stock and/or Mandatorily Convertible Preferred Stock in excess of the Preferred Stock Issuance Cap) to Persons that are not the Company’s Subsidiaries.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Extension Conditions” mean, with respect to each Extension Date, the following criteria:
(a)	on the applicable Extension Date the Junior Subordinated Notes are rated investment grade by each of Moody’s Investors Services Inc. (“Moody’s”) and Standard & Poor’s Ratings Service, a division of McGraw-Hill, Inc. (“S&P”), or, if Moody’s or S&P (or their respective successors) is no longer in existence, the equivalent rating by at least two nationally recognized statistical rating organizations within the meaning of 15c3-1(c)(2)(vi)(F) under the Exchange Act;

(b)	during the five years prior to the applicable Extension Date:
(i)	no event of default has occurred in the payment of any of the Company’s then outstanding debt for money borrowed; and

(i)	the Company did not have any outstanding deferred payments under any of its then outstanding preferred stock or debt securities; and
(c)	on the applicable Extension Date the Company has delivered a written certification to the Trustee dated as of such date stating that on such Extension Date (i) the Company believes that the likelihood that it will elect to defer interest on the Junior Subordinated Notes is remote, (ii) the Company expects to make all required payments on the Junior

Subordinated Notes in accordance with their terms, and (iii) the Company expects to be able to satisfy its obligations under the Replacement Capital Covenant relating to the Junior Subordinated Notes.
          “Extension Date” means each of June 15, 2017 and June 15, 2027.
          “Extension Period” means the period commencing on an Interest Payment Date with respect to which the Company elects to defer interest pursuant to Section 2.5 and ending on the earlier of (i) the tenth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid the amount deferred, all deferred amounts with respect to any subsequent period and all other accrued and unpaid interest on the Junior Subordinated Notes.
          “Final Repayment Date” has the meaning specified in Section 2.2(b).
          “First Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.
          “Guarantee Agreement” means the Guarantee Agreement between the Company, as guarantor, and The Bank of New York, as guarantee trustee, dated as of June 20, 2007.
          “Holder” means a Person in whose name any of the Junior Subordinated Notes is registered in the Securities Register.
          “Indenture” has the meaning specified in the Recitals.
          “Interest Payment Dates” shall have the meaning specified in Section 2.4.
          “Interest Period” means the period from, and including, any Interest Payment Date (or, in the case of the first Interest Payment Date, June 20, 2007) to but excluding the next Interest Payment Date.
          “Investment Company Act” means the Investment Company Act of 1940, as amended.
          “Investment Company Event “ means the receipt by the Trust of an opinion of nationally recognized independent counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative, governmental, regulatory or legislative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Trust Preferred Securities, there is more than an insubstantial risk that the Trust is, or will be, considered an “investment company” that is required to be registered under the Investment Company Act.
          “Junior Subordinated Notes” has the meaning specified in Section 2.1.

          “LIBOR” means, with respect to any Monthly Interest Period or Quarterly Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a one- or three-month period (respectively) commencing on the first day of that Monthly Interest Period or Quarterly Interest Period (respectively) that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Determination Date for that Monthly Interest Period or Quarterly Interest Period. If such rate does not appear on Reuters Page LIBOR01, one- or three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a one- or three-month period (respectively) commencing on the first day of that Monthly Interest Period or Quarterly Interest Period (respectively) and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Monthly Interest Period or Quarterly Interest Period. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, one- or three-month LIBOR with respect to that Monthly Interest Period or Quarterly Interest Period (respectively) will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, one- or three-month LIBOR with respect to that Monthly Interest Period or Quarterly Interest Period (respectively) will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Monthly Interest Period or Quarterly Interest Period for loans in U.S. dollars to leading European banks for a one- or three-month period commencing on the first day of that Monthly Interest Period or Quarterly Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, one- or three-month LIBOR for that Monthly Interest Period or Quarterly Interest Period (respectively) will be the same as one- or three-month LIBOR as determined for the previous Monthly Interest Period or Quarterly Interest Period (respectively) or, in the case of the Quarterly Interest Period beginning on June 15, 2017, 5.36% per annum. The establishment of one- or three-month LIBOR for each Monthly Interest Period or Quarterly Interest Period by the Calculation Agent shall (in the absence of manifest error) be final and binding.
          “LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Quarterly Interest Period or Monthly Interest Period, as the case may be.
          “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.
          “Mandatorily Convertible Preferred Stock” means cumulative Preferred Stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the Preferred Stock converts into Common Stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the Preferred Stock.

          “Market Disruption Event” means, with respect to the issuance or sale of Qualifying Capital Securities pursuant to Section 2.2 or Qualifying APM Securities pursuant to Section 2.7, the occurrence or existence of any of the following events or sets of circumstances:
     (i) Trading in securities generally on the New York Stock Exchange or any other national securities exchange or in over-the-counter market on which Common Stock and/or Preferred Stock is then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, any of the Company’s securities that constitute Qualifying APM Securities (in connection with an APM Period) or any of the Company’s securities that constitute Qualifying Capital Securities (in connection with the repayment of principal on or after the Scheduled Maturity Date);
     (ii) The Company would be required to obtain the consent or approval of the Company’s shareholders, a regulatory body (including, without limitation, any securities exchange but excluding the Federal Reserve or any successor federal bank regulatory agency having primary jurisdiction over the Company) or governmental authority to issue or sell Qualifying APM Securities pursuant to the alternative payment mechanism described in Section 2.7 or Qualifying Capital Securities pursuant to the obligations of the Company set forth in Section 2.2 hereof in connection with the repayment of the Junior Subordinated Notes, as the case may be, and such consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain such consent or approval;
     (iii) A banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Company’s securities that constitute Qualifying APM Securities (in connection with an APM period) or the Company’s securities that constitute Qualifying Capital Securities (in connection with the repayment of principal on or after the Scheduled Maturity Date);
     (iv) A material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Company’s securities that constitute Qualifying APM Securities (in connection with an APM period) or the Company’s securities that constitute Qualifying Capital Securities (in connection with the repayment of principal on or after the Scheduled Maturity Date);
     (v) The United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Company’s securities that constitute Qualifying APM Securities (in connection with an APM period) or the Company’s securities that constitute Qualifying Capital Securities (in connection with the repayment of principal on or after the Scheduled Maturity Date);
     (vi) There shall have occurred a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Company’s securities that constitute Qualifying APM Securities (in connection with an APM period) or the Company’s securities that constitute Qualifying Capital Securities (in connection with the repayment of principal on or after the Scheduled Maturity Date);
     (vii) An event occurs and is continuing as a result of which the offering document for such offer and sale of Qualifying APM Securities or Qualifying Capital Securities, as the case may be, would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (x) the disclosure of that event at such time, in the reasonable judgment of the Company, is not otherwise required by law and would have a material adverse effect on the business of the Company or (y) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the ability of the Company to consummate such transaction, provided that one or more events described in this paragraph (vii) shall not constitute a Market Disruption Event with respect to more than one semi-annual Interest Payment Date, or, following June 15, 2017, more than two Quarterly Interest Payment Dates (or, after the Scheduled Maturity Date, six Monthly Interest Payment Dates) in any APM Period or, in the case of our obligations in connection with the repayment of principal, more than six Monthly Interest Payment Dates (whether or not consecutive); or
     (viii) the Company reasonably believes that the offering document for the offer and sale of Qualifying APM Securities or Qualifying Capital Securities, as the case may be, would not be in compliance with a rule or regulation of the United States Securities and Exchange Commission (for reasons other than those referred to in paragraph (vii) above), and the Company is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this paragraph (viii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (viii) shall not exceed an aggregate of 180 days in any 360-day period.
          “Monthly Interest Payment Date” shall have the meaning specified in Section 2.4(b).
          “Monthly Interest Period” means an Interest Period commencing on or after the Scheduled Maturity Date.
          “Optional Redemption” has the meaning set forth in Section 2.8(a).

          “Optional Par Redemption Date” means June 15, 2017 and each date thereafter that is the fifth anniversary of a prior Optional Par Redemption Date.
          “Parity Debt Securities” means debt securities of the Company that rank on a parity with the Junior Subordinated Notes.
          “Paying Agent” means, with respect to the Junior Subordinated Notes, The Bank of New York or any other Person authorized by the Company to pay the principal of (and premium, if any) or interest on the Junior Subordinated Notes on behalf of the Company.
          “Paying Agent Office” means the office of the applicable Paying Agent at which at any particular time its corporate agency business shall principally be administered in a Place of Payment, which office at the date hereof in the case of The Bank of New York, in its capacity as Paying Agent with respect to the Junior Subordinated Notes under the Indenture, is located at The Bank of New York, 101 Barclay Street, Floor 8 West, New York, New York 10286, Attn: Corporate Trust Administration.
          “Preferred Stock” means the preferred stock of the Company.
          “Preferred Stock Issuance Cap” has the meaning specified in Section 2.7(a)(iii).
          “Qualifying APM Securities” means (subject to Section 2.7(d) hereof) Common Stock, Qualifying Preferred Stock, Qualifying Warrants and Mandatorily Convertible Preferred Stock.
          “Qualifying Capital Securities” has the meaning specified in the Replacement Capital Covenant.
          “Qualifying Preferred Stock” means the Company’s non-cumulative perpetual Preferred Stock that (i) contains no remedies other than “Permitted Remedies” and (ii) either (a) is subject to “Intent-Based Replacement Disclosure” and has a “Mandatory Trigger Provision,” as such terms are defined in the Replacement Capital Covenant, or (b) is subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant.
          “Qualifying Warrants” means any net share-settled warrants to purchase the Common Stock that (i) have an exercise price greater than the Current Stock Market Price of Common Stock as of the date of their issuance, and (ii) the Company is not entitled to redeem for cash and the holders of which are not entitled to require the Company to purchase for cash in any circumstances.
          “Quarterly Interest Period” means an Interest Period commencing on or after June 15, 2017 and ending before the Scheduled Maturity Date.
          “Rating Agency Event” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that currently publishes a rating for the Company (in this definition, a “rating agency”) to its equity credit criteria for securities such as the Junior Subordinated Notes, as such criteria were in effect on June 13, 2007 (in this definition, the “current criteria”), which change results in a lower equity credit being given to the Junior Subordinated Notes as of the date of such change than the equity credit that would have been assigned to the Junior Subordinated Notes as of the date of such change by such rating agency pursuant to its current criteria. For the avoidance of doubt, a Rating Agency Event will not have occurred if at any future date the equity credit given to the Junior Subordinated Notes is reduced solely due to a failure to extend the Scheduled Maturity Date or Final Repayment Date of the Junior Subordinated Notes.
          “Repayment Date” means the Scheduled Maturity Date and each Monthly Interest Payment Date thereafter until the Company shall have repaid or redeemed all of the Junior Subordinated Notes.
          “Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of June 20, 2007, by the Company, as the same may be amended or supplemented from time to time in accordance with the provisions thereof and Section 2.2(a)(viii) hereof.
          “Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this First Supplemental Indenture.
          “Reuters Page LIBOR01” means the page designated as “LIBOR01” on Reuters 3000 Xtra (or any successor service) or such other page as may replace Page LIBOR01 on Reuters 3000 Xtra (or any successor service).
          “Scheduled Maturity Date” has the meaning specified in Section 2.2(a)(ii).
          “Securities Registrar” means, with respect to the Junior Subordinated Notes, The Bank of New York, or any other firm appointed by the Company, acting as securities registrar for the Junior Subordinated Notes.
          “Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof in the case of The Bank of New York, in its capacity as Securities Registrar under the Indenture, is located at The Bank of New York, 101 Barclay Street, Floor 8 West, New York, New York 10286, Attn: Corporate Trust Administration.
          “Semi-Annual Interest Payment Date” shall have the meaning specified in Section 2.4(b).
          “Share Cap Amount” shall have the meaning specified in Section 2.7(a).
          “Supervisory Event” shall commence upon the date the Company has notified the Federal Reserve of its intention and affirmatively requested Federal Reserve approval both (1) to sell Qualifying APM Securities and (2) to apply the net proceeds of such sale to pay deferred interest on the Junior Subordinated Notes, and the Company has been notified that the Federal Reserve disapproves of either of such actions mentioned in such notice. A Supervisory Event shall cease on the Business Day following the earlier to occur of (i) the 10th anniversary of the commencement of any Extension Period or (ii) the day on which the Federal Reserve notifies the Company in writing that it no longer disapproves of the Company’s intention to both (1) issue or sell Qualifying APM Securities and (2) apply the net proceeds from such sale to pay deferred interest on the Junior Subordinated Notes.
          “Tax Event” means the receipt by the Company of an Opinion of Counsel experienced in such matters to the effect that, as a result of any (1) amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective on or after the date of issuance of the Trust Preferred Securities; (2) proposed change in those laws or regulations that is announced after June 13, 2007; (3) official administrative decision or judicial decision or administrative or other official pronouncement interpreting or applying those laws or regulations that is announced on or after the date of issuance of the Trust Preferred Securities; or (4) threatened challenge asserted in connection with an audit of the Company, the Trust or the Company’s Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Trust Preferred Securities, which challenge becomes publicly known after the issuance of the Trust Preferred Securities, there is more than an insubstantial risk that (x) the Trust is, or will be, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Notes; (y) interest payable by the Company on the Junior Subordinated Notes is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or (z) the Trust is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.
          “Trading Day” means a day on which Common Stock is traded on the New York Stock Exchange, or if not then listed on the New York Stock Exchange, a day on which Common Stock is traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which Common Stock is quoted in the over-the-counter market.
          “Treasury Dealer” means Merrill Lynch Government Securities Inc. (or its successor) or, if Merrill Lynch Government Securities Inc. (or its successor) refuses to act as Treasury Dealer for the purpose of determining the Redemption Price or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company to act as Treasury Dealer.
          “Treasury Price” means, with respect to a Redemption Date, the bid-side price for the Treasury Security as of the third Trading Day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that Trading Day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” except that: (i) if that release (or any successor release) is not published or does not contain that price information on that Trading Day, or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that Trading Day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that Trading Day (expressed on a next Trading Day settlement basis) as determined by the Treasury Dealer through such alternative means as are commercially reasonable under the circumstances.
          “Treasury Rate” means, with respect to a Redemption Date, the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second Trading Day preceding the Redemption Date).
          “Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Junior Subordinated Notes being redeemed in a tender offer based on a spread to United States Treasury yields.
          “Trust” has the meaning specified in the Recitals.
          “Trust Common Securities” has the meaning specified in the Recitals.
          “Trustee” has the meaning specified in the Recitals.
          “Trust Preferred Securities” has the meaning specified in the Recitals.
          “Trust Securities” has the meaning specified in the Recitals.
          “Underwriting Agreement” means the Underwriting Agreement, dated as of June 13, 2007, among the Trust, the Company and the underwriters named therein.
ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE JUNIOR SUBORDINATED NOTES
Section 2.1 Designation, Principal Amount and Authorized Denomination
     There is hereby authorized a series of Securities designated the 7.65% Fixed to Floating Rate Junior Subordinated Notes (the “Junior Subordinated Notes”), the amount of which to be issued shall be as set forth in any Company Order for the authentication and delivery of Junior Subordinated Notes pursuant to the Indenture. The denominations in which Junior Subordinated Notes shall be issuable is $1,000 principal amount and integral multiples thereof.
Section 2.2 Repayment
     (a) Scheduled Maturity Date.
     (i) The principal amount of, and all accrued and unpaid interest on, the Junior Subordinated Notes shall be payable in full on the Scheduled Maturity Date; provided, however, that in the event the Company has delivered an Officers’ Certificate to the

Trustee that complies with clause (vi) of this Section 2.2(a) in connection with the Scheduled Maturity Date, (x) the principal amount of Junior Subordinated Notes payable on the Scheduled Maturity Date, if any, shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, (y) such principal amount of Junior Subordinated Notes shall be repaid on the Scheduled Maturity Date pursuant to Article III, and (z) subject to clause (iii) of this Section 2.2(a), the remaining Junior Subordinated Notes shall remain outstanding and shall be payable on the immediately succeeding Monthly Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.8 hereof or shall become due and payable pursuant to Section 5.2 of the Indenture. The entire principal amount of the Junior Subordinated Notes outstanding shall be due and payable on the Scheduled Maturity Date in the event the Company does not deliver an Officers’ Certificate to the Trustee on or prior to the 10th Business Day, but not prior to the 15th Business Day, immediately preceding the Scheduled Maturity Date.
     (ii) The “Scheduled Maturity Date” means June 15, 2037 (or if such date is not a Business Day, the following Business Day), provided that the Company may elect to extend such date up to two times, in each case for an additional 10-year period, on each Extension Date, and as a result the Scheduled Maturity Date may be extended to (and in such case, shall mean) June 15, 2047 or June 15, 2057 (or if either date is not a Business Day, the following Business Day), in each case if all the Extension Conditions are satisfied as of the applicable Extension Date. The Company shall provide irrevocable notice to Holders and the Trustee of an election to extend the Scheduled Maturity Date of the Junior Subordinated Notes no later than the 30th calendar day prior to the applicable Extension Date in the manner provided for in the Indenture.
     (iii) In the event the Company has delivered an Officers’ Certificate to the Trustee that complies with clause (vi) of this Section 2.2(a) in connection with any Monthly Interest Payment Date, the principal amount of Junior Subordinated Notes repayable on such Monthly Interest Payment Date shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, and shall be repaid on such Monthly Interest Payment Date pursuant to Article III, and the remaining Junior Subordinated Notes shall remain outstanding and shall be payable on the immediately succeeding Monthly Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.8 hereof or shall become due and payable pursuant to Section 5.2 of the Indenture. The entire principal amount of the Junior Subordinated Notes outstanding shall be due and payable on any Monthly Interest Payment Date in the event the Company does not deliver an Officers’ Certificate that complies with clause (vi) of this Section 2.2(a) to the Trustee on or prior to the 10th Business Day, but not prior to the 15th Business Day, immediately preceding such Monthly Interest Payment Date.
     (iv) The obligation of the Company to repay the Junior Subordinated Notes pursuant to this Section 2.2(a) on any date prior to the Final Repayment Date shall be subject to (x) its obligations under Article XIII of the Indenture to the holders of Senior and Subordinated Debt and (y) its obligations under Section 2.5 with respect to the payment of deferred interest on the Junior Subordinated Notes.

     (v) Until the Junior Subordinated Notes are paid in full, the Company shall use Commercially Reasonable Efforts, subject to a Market Disruption Event:
     (A) to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on the date, not more than 15 and not less than 10 Business Days prior to the Scheduled Maturity Date, on which the Company delivers the notice required by clause (vi) of this Section 2.2(a) and Section 3.1, to permit repayment of the Junior Subordinated Notes in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 2.2(a); and
     (B) if the Company is unable for any reason to raise sufficient net proceeds from the issuance of Qualifying Capital Securities to permit repayment in full of the Junior Subordinated Notes on the Scheduled Maturity Date or any subsequent Monthly Interest Payment Date, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 30-day period ending on the date, not more than 15 and not less than 10 Business Days prior to the following Monthly Interest Payment Date, on which the Company delivers the notice required by clause (vi) of this Section 2.2(a) and Section 3.1, to permit repayment of the Junior Subordinated Notes in full on such following Monthly Interest Payment Date pursuant to clause (i)(z) of this Section 2.2(a);
and the Company shall apply any such net proceeds to the repayment of the Junior Subordinated Notes as provided in clause (vii) of this Section 2.2(a).
     (vi) If the Company has complied with the requirements of clause (v) of this Section 2.2(a), but has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to such clause (v) in connection with any Repayment Date, the Company shall deliver an Officers’ Certificate to the Trustee (which the Trustee will promptly forward upon receipt to the Property Trustee, who shall forward such certificate to each holder of record of Trust Preferred Securities) no more than 15 and no less than 10 Business Days in advance of such Repayment Date stating the amount of net proceeds, if any, raised pursuant to clause (v) above in connection with such Repayment Date. The Company shall be excused from its obligation to use Commercially Reasonable Efforts to sell Qualifying Capital Securities pursuant to clause (v) above if such Officers’ Certificate further certifies that: (A) a Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 30-day period preceding the date of such Officers’ Certificate; and (B) either (1) the Market Disruption Event continued for the entire 180-day period or 30-day period, as the case may be, or (2) the Market Disruption Event continued for only part of the period, but the Company was unable after Commercially Reasonable Efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the Junior Subordinated Notes in full pursuant to clause (v) above. Each Officers’ Certificate delivered pursuant to this clause (vi), unless no principal amount of Junior Subordinated Notes is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment pursuant to Section 3.1 setting forth the principal amount of the Junior Subordinated Notes to be repaid on such

Repayment Date, if any, which amount shall be determined after giving effect to clause (vii) of this Section 2.2(a).
     (vii) Net proceeds of the issuance of any Qualifying Capital Securities that the Company is permitted to apply to repayment of the Junior Subordinated Notes on any Repayment Date will be applied, first, to pay deferred interest (including compounded interest thereon pursuant to Section 2.4(a) to the extent permitted by law) to the extent of Eligible Proceeds raised pursuant to Section 2.7, second, to pay current interest to the extent not paid from other sources and, third, to repay the principal of Junior Subordinated Notes, subject to a minimum principal amount of $5 million to be repaid on any Repayment Date; provided that if the Company is obligated to sell Qualifying Capital Securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the Junior Subordinated Notes, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for such payments shall be applied to the Junior Subordinated Notes and those other securities having the same scheduled maturity date as the Junior Subordinated Notes pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the Junior Subordinated Notes have been paid in full, except to the extent permitted by Sections 2.6(a) and 2.7(c). If the Company raises less than $5 million of net proceeds from the sale of Qualifying Capital Securities during the relevant 180-day or 30-day period, the Company will not be required to repay any Junior Subordinated Notes on the Scheduled Maturity Date or the next Monthly Interest Payment Date, as applicable, but will use those net proceeds to repay the Junior Subordinated Notes on the next Monthly Interest Payment Date as of which the Company has raised at least $5 million of net proceeds.
     (viii) The Company shall not amend the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities that the Company may include for purposes of determining whether or to what extent repayment, redemption or purchase of the Junior Subordinated Notes or the Trust Preferred Securities is permitted, except with the consent of holders of a majority in Liquidation Amount of the Trust Preferred Securities or, if the Junior Subordinated Notes have been distributed by the Trust to the holders of the Trust Preferred Securities, a majority in principal amount of the Junior Subordinated Notes. Except as aforesaid, the Company may amend or supplement the Replacement Capital Covenant in accordance with its terms and without the consent of the holders of the Trust Preferred Securities or the Junior Subordinated Notes.
     (b) Final Repayment Date. The principal of, and all accrued and unpaid interest on, all outstanding Junior Subordinated Notes shall be due and payable on the Final Repayment Date, regardless of the amount of Qualifying Capital Securities the Company may have issued and sold by that time. The “Final Repayment Date” means June 15, 2067 (or if such date is not a Business Day, the following Business Day); provided that, the Company may elect to extend such date up to two times, in each case for an additional 10-year period, on each Extension Date, and as a result the Final Repayment Date may be extended to (and in such case, shall mean) June 15, 2077 or June 15, 2087 (or if either date is not a Business Day, the following Business

Day), in each case if all the Extension Conditions are satisfied as of the applicable Extension Date.
     (c) Independent Extensions. The Company shall provide irrevocable notice to Holders and the Trustee of an election to extend the Final Maturity Date of the Junior Subordinated Notes no later than the 30th calendar day prior to the applicable Extension Date in the manner provided for in the Indenture. The Company may elect to extend the Scheduled Maturity Date for the Junior Subordinated Notes whether or not it also elects to extend the Final Repayment Date, and the Company may elect to extend the Final Repayment Date on any Extension Date whether or not it also elects to extend the Scheduled Maturity Date.
Section 2.3 Form
     The Junior Subordinated Notes shall be issued in fully registered definitive form without interest coupons. Principal of and interest on the Junior Subordinated Notes issued in definitive form will be payable, the transfer of such Junior Subordinated Notes will be registrable and such Junior Subordinated Notes will be exchangeable for Junior Subordinated Notes bearing identical terms and provisions and notices and demands to or upon the Company in respect of the Junior Subordinated Notes and the Indenture may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes, provided that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holder specified in writing by the Holder not less than 10 days before the relevant Interest Payment Date and entered in the Securities Register by the Securities Registrar, provided further that if the Property Trustee, on behalf of the Trust, is the sole Holder of the Junior Subordinated Notes then payment of interest shall be made by wire transfer in immediately available funds to a bank account number specified by the Property Trustee. The Junior Subordinated Notes may be presented for registration of transfer or exchange at the Securities Registrar Office.
Section 2.4 Rate of Interest; Interest Payment Date
     (a) Rate of Interest. The Junior Subordinated Notes shall bear interest (i) from and including June 20, 2007 to but excluding June 15, 2017 at the rate of 7.65% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months (and the actual number of days elapsed from and including June 20, 2007 to and including June 30, 2007), (ii) from and including June 15, 2017 to but excluding June 15, 2037 at a rate equal to three-month LIBOR plus 1.89% per annum, computed on the basis of a 360-day year and the actual number of days elapsed, and (iii) thereafter, as to any unpaid amounts that remain outstanding, at an annual rate equal to one-month LIBOR plus 2.89%, accruing from June 15, 2037 and computed on the basis of a 360-day year and the actual number of days elapsed, provided that if the Company has elected to extend the Scheduled Maturity Date for the Junior Subordinated Notes, then the Junior Subordinated Notes will bear interest for the period from and including June 15, 2037 to but excluding the Scheduled Maturity Date at a floating annual rate equal to three-month LIBOR plus 2.89% and thereafter, as to any unpaid amounts that remain outstanding, at a floating annual rate of interest equal to one-month LIBOR plus 2.89%, in each such case, computed on the basis of a 360-day year and the actual number of days elapsed. Accrued interest that is not paid on the applicable Interest Payment Date (subject to the terms of Section 2.4(b)), including interest deferred pursuant to Section 2.5, will bear Additional Interest, to the extent permitted by law, at the interest rate in effect from time to time on the Junior Subordinated Notes, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.
     (b) Interest Payment Date. Subject to the other provisions hereof, interest on the Junior Subordinated Notes shall be payable (i) semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2007, until and including June 15, 2017 (each such date, a “Semi-Annual Interest Payment Date”), (ii) quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2017, during the period from and including June 15, 2017 to and including the Scheduled Maturity Date (each date a “Quarterly Interest Payment Date”), and (iii) thereafter, on the 15th day of each calendar month (each such date, a “Monthly Interest Payment Date” and, together with each Quarterly Interest Payment Date and Semi-Annual Interest Payment Date, the “Interest Payment Dates”), monthly in arrears, commencing on the July 15 next succeeding the Scheduled Maturity Date. If any Semi-Annual Interest Payment Date shall fall on a day that is not a Business Day, the related payment of interest shall be made on the next day that is a Business Day and no interest or additional payment shall accrue in respect of the delay. If any Quarterly Interest Payment Date or Monthly Payment Date shall fall on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day. Interest payable on any Interest Payment Date shall include interest accrued from and including the immediately prior Interest Payment Date (or if none, from the original issue date of the Junior Subordinated Notes) to but excluding such Interest Payment Date.
Section 2.5 Interest Deferral
     (a) Option to Defer Interest Payments.
     (i) The Company shall have the right at any time and from time to time, to defer the payment of interest on the Junior Subordinated Notes for one or more consecutive Interest Periods that do not exceed 10 years, provided that no Extension Period shall extend beyond the Final Repayment Date or the earlier repayment or redemption in full of the Junior Subordinated Notes. Upon termination of any Extension Period and upon the payment of all deferred interest then due on any Interest Payment Date the Company may elect to begin a new Extension Period pursuant to this Section 2.5. The provisions of this First Supplemental Indenture relating to deferral of interest shall apply in lieu of, and not in addition to, Section 3.11 of the Indenture.
     (ii) At the end of any Extension Period, the Company shall pay all deferred interest on the Junior Subordinated Notes to the Persons in whose names the Junior Subordinated Notes are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Extension Period.
     (iii) The Company may elect to pay interest on any Interest Payment Date during any Extension Period to the extent permitted by Section 2.5(b).

     (b) Payment of Deferred Interest. The Company will not pay deferred interest on the Junior Subordinated Notes (and compounded interest thereon pursuant to Section 2.4(a) to the extent permitted by law) on any Interest Payment Date during any Extension Period prior to the Final Repayment Date from any source other than Eligible Proceeds except that deferred interest may be paid from any source to the extent that an Event of Default shall have occurred. Notwithstanding the foregoing, (i) the Company may pay current interest during an Extension Period or at any other time from any available funds and (ii) if a Supervisory Event has occurred and is continuing, then the Company may (but is not obligated to) pay deferred interest with cash from any source. In addition, if the Company sells Qualifying APM Securities pursuant to Section 2.7 but a Supervisory Event arises from the Federal Reserve disapproving the use of the proceeds to pay deferred interest, the Company may use the proceeds for other purposes and continue to defer interest on the Junior Subordinated Notes.
     (c) Business Combination Exception. If the Company is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then Section 2.5(b) and Section 2.7 shall not apply to any interest on the Junior Subordinated Notes that is deferred and unpaid as of the date of consummation of such Business Combination.
     (d) Notice of Deferral. The Company shall give written notice of its election to begin or extend any Extension Period, (x) if the Property Trustee, on behalf of the Trust, is the sole Holder of the Junior Subordinated Notes, to the Property Trustee and the Delaware Trustee at least five Business Days before the earlier of (A) the next succeeding date on which the distributions on the Trust Preferred Securities are payable and (B) the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record or payment date for the related distribution, or (y) if the Property Trustee, on behalf of the Trust, is not the sole Holder of the Junior Subordinated Notes, to Holders of the Junior Subordinated Notes and the Trustee at least five Business Days before the next Interest Payment Date. Notice of the Company’s election of an Extension Period shall be given by the Property Trustee by first-class mail, postage prepaid, mailed not less than three Business Days after the Property Trustee receives written notice from the Company to each holder of Trust Securities at such holder’s address appearing in the Security Register.
Section 2.6 Dividend and Other Payment Stoppages during Extension Period
     (a) Dividend and Other Payment Stoppages. So long as any Junior Subordinated Notes remain outstanding, if the Company has given notice of its election to defer interest payments on the Junior Subordinated Notes but the related Extension Period has not yet commenced or an Extension Period is continuing, the Company shall not, and shall not permit any Subsidiary of the Company to:
     (i) declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company;

     (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any Parity Debt Securities or any debt securities that rank junior to the Junior Subordinated Notes; or
     (iii) make any guarantee payments pursuant to guarantees by the Company that rank equal with or junior to the Junior Subordinated Notes;
provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to: (a) purchases of capital stock of the Company in connection with employee or agent benefit plans or under any dividend reinvestment plan; (b) purchases or repurchases of shares of capital stock of the Company pursuant to a contractually binding requirement to buy stock existing prior to the beginning of any Extension Period including under a contractually binding stock repurchase plan; (c) the purchase of Common Stock related to the issuance of Common Stock, or securities convertible into Common Stock, as consideration in an acquisition transaction that was entered into before the beginning of the Extension Period; (d) in connection with the reclassification of any class or series of capital stock of the Company or the capital stock of any Subsidiaries of the Company, or the exchange, redemption or conversion of one class or series of capital stock of the Company or the capital stock of any of the Subsidiaries of the Company for or into another class or series of capital stock of the Company or the capital stock of any of the Subsidiaries of the Company; (e) the purchase of fractional interests in shares of capital stock of the Company in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged; (f) dividends or distributions in the form of capital stock of the Company or warrants, options or other rights to acquire capital stock of the Company (where such capital stock is the same stock on which the dividend is being paid or ranks pari passu or junior to such stock), or repurchases or redemptions of Common Stock solely from the issuance or exchange of Common Stock; (g) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan; (h) acquisitions of capital stock previously issued in connection with acquisitions of businesses made by the Company (which acquisitions of capital stock of the Company are made by the Company in connection with the satisfaction of indemnification obligations of the sellers of such businesses); (i) the payment of any dividend within 60 days after the date of declaration thereof, if the date of declaration was prior to the beginning of any Extension Period; (j) any payment of current interest in respect of Parity Debt Securities having the same interest payment date as the Junior Subordinated Notes made ratably to the holders of one or more series of such Parity Debt Securities and the Junior Subordinated Notes in proportion to the respective amounts due on such Parity Debt Securities, on the one hand, and on the Junior Subordinated Notes, on the other hand and any payments of deferred interest on Parity Debt Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Debt Securities; (k) any payment of principal in respect of Parity Debt Securities having the same maturity date as the Junior Subordinated Notes made ratably to the holders of one or more series of such Parity Debt Securities and the Junior Subordinated Notes in proportion to the respective amounts due on such Parity Debt Securities, on the one hand, and on the Junior Subordinated Notes, on the other hand; (l) any payment in respect of guarantees that rank equally with the Junior Subordinated Notes (“Parity Guarantees”) made ratably to the beneficiaries of one or more of such Parity Guarantees and the holders of the Junior Subordinated Notes in proportion to the respective accrued and unpaid amounts due on such Parity Guarantees, on the one hand, and accrued and unpaid amounts on the Junior Subordinated Notes, on the other hand; or (m) payments by the Company under the Guarantee Agreement.
     (b) Additional Limitation on Deferral over One Year. If any Extension Period lasts longer than one year, the limitation on the ability to redeem or purchase Common Stock, as set forth in Section 2.6(a)(i), shall continue until the first anniversary of the date on which all deferred interest on the Junior Subordinated Notes has been paid. However, if the Company is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then the preceding sentence will not apply to any Extension Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination.
Section 2.7 Alternative Payment Mechanism
     (a) Obligation to Issue Qualifying APM Securities. During the APM Period, the Company shall, subject to the occurrence and continuation of a Supervisory Event or a Market Disruption Event as described under Section 2.7(b) and subject to Section 2.5(c), issue one or more types of Qualifying APM Securities until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest (including compounded interest thereon pursuant to Section 2.4(a) to the extent permitted by law) on the Junior Subordinated Notes and apply such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest in accordance with Section 2.6, provided that (and as a qualification to the foregoing):
     (i) the Company may (but shall not be obligated to) pay deferred interest with cash from any source if a Supervisory Event has occurred and is continuing;
     (ii) subject to the last two sentences of this Section 2.7(a), the Company is not required to issue Common Stock (or, if the Company has amended the definition of “Qualifying APM Securities” to eliminate Common Stock as set forth in Section 2.7(d), Qualifying Warrants) with respect to deferred interest attributable to the first five years of any Extension Period (including compounded interest thereon pursuant to Section 2.4(a) to the extent permitted by law) if the net proceeds of any issuance of Common Stock applied during such Extension Period to pay interest on the Junior Subordinated Notes pursuant to the provisions set forth above, together with the net proceeds of all prior issuances of Common Stock and Qualifying Warrants so applied for that Extension Period, would exceed an amount equal to 2% of the product of the average of the Current Stock Market Prices of the Common Stock on the 10 consecutive Trading Days ending on the second Trading Day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the Company’s then most recent publicly available consolidated financial statements (the “Common Equity Issuance Cap”);

     (iii) the Company is not permitted to issue Qualifying Preferred Stock or Mandatorily Convertible Preferred Stock to the extent that the aggregate net proceeds of any issuance of Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock applied to pay interest on the Junior Subordinated Notes pursuant to the provisions set forth above, together with the net proceeds of all prior issuances of Qualifying Preferred Stock and any still-outstanding Mandatorily Convertible Preferred Stock applied during the current and all prior Extension Periods, would exceed 25% of the aggregate principal amount of the Junior Subordinated Notes initially issued (the “Preferred Stock Issuance Cap”); and
     (iv) so long as the definition of “Qualifying APM Securities” has not been amended to eliminate Common Stock as set forth in Section 2.7(d), the sale of Qualifying Warrants to pay deferred interest is an option that may be exercised at the sole discretion of the Company, and the Company will not be obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the Junior Subordinated Notes, and no class of investors of the Company’s securities, or any other party, may require the Company to issue Qualifying Warrants.
     For the avoidance of doubt, once the Company reaches the Common Equity Issuance Cap for an Extension Period, the Company shall not be required to issue more Common Stock with respect to deferred interest attributable to the first five years of such Extension Period (including compounded interest thereon) pursuant to this Section 2.7, even if the amount referred to in clause (ii) of this Section 2.7 subsequently increases because of a subsequent increase in the Current Stock Market Price of Common Stock or the number of outstanding shares of Common Stock. Notwithstanding anything to the contrary set forth above, the Common Equity Issuance Cap will cease to apply after the ninth anniversary of the commencement of any Extension Period, at which point the Company must pay any deferred interest regardless of the time at which it was deferred, using the foregoing procedures, subject to any Supervisory Event or Market Disruption Event and subject further to the Share Cap Amount. In addition, if the Common Equity Issuance Cap is reached during an Extension Period and the Company subsequently repays all deferred interest, the Common Equity Issuance Cap shall cease to apply at the termination of such Extension Period and shall not apply again unless and until the Company shall start a new Extension Period.
     Notwithstanding the Common Equity Issuance Cap and the Preferred Stock Issuance Cap, for purposes of paying deferred interest, the Company shall not be permitted, subject to the provisions of the next paragraph, to sell shares of Common Stock, Qualifying Warrants or Mandatorily Convertible Preferred Stock such that the Common Stock to be issued (or which would be issuable upon exercise or conversion thereof) would be in excess of 10 million shares of the Company’s Common Stock (the “Share Cap Amount”). If the issued and outstanding shares of the Company’s Common Stock are changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Share Cap Amount shall be correspondingly adjusted. The Share Cap Amount limitation shall apply so long as the Junior Subordinated Notes remain Outstanding. However, the Company shall use its commercially reasonable efforts to increase the Share Cap Amount from time to time to a number of shares that would allow the Company to satisfy its obligations under this Section 2.7.

     If the Share Cap Amount has been reached and it is not sufficient to allow the Company to raise sufficient proceeds to pay deferred interest in full, the Company shall use its commercially reasonable efforts to increase the Share Cap amount only to the extent that it can do so and (i) simultaneously satisfy its future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of the Company’s Common Stock or (ii) if the Company cannot increase the Share Cap Amount as contemplated in the preceding clause, by requesting the Board of Directors of the Company to adopt a resolution for shareholder vote at the next occurring annual shareholders meeting to increase the number of shares of the Company’s authorized Common Stock for purposes of satisfying its obligations to pay deferred interest.
     (b) Market Disruption Event and Supervisory Event. Section 2.7(a) shall not apply, with respect to any Interest Payment Date, if the Company shall have provided to the Trustee (and to the Property Trustee of the Trust to the extent the Company is the sole Holder of the Junior Subordinated Notes) no more than 15 and no less than 10 Business Days prior to such Interest Payment Date an Officers’ Certificate stating that (i) a Market Disruption Event or a Supervisory Event was existing after the immediately preceding Interest Payment Date and (ii) either (x) the Market Disruption Event or Supervisory Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (y) the Market Disruption Event or a Supervisory Event continued for only part of such period but the Company was unable after Commercially Reasonable Efforts to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered or (z) in the case of a Supervisory Event, such Supervisory Event prevents the Company from applying the net proceeds of sales of Qualifying APM Securities to pay deferred interest on such Interest Payment Date.
     (c) Partial Payment of Deferral Interest.
     (i) If the Company has raised some but not all Eligible Proceeds necessary to pay all deferred interest (including compounded interest thereon pursuant to Section 2.4(a) to the extent permitted by law) on any Interest Payment Date pursuant to this Section 2.7, such Eligible Proceeds shall be allocated to pay accrued and unpaid interest on the applicable Interest Payment Date in chronological order based on the date each payment was first deferred, subject to the Preferred Stock Issuance Cap and the Share Cap Amount, and payment on each installment of deferred interest shall be distributed to Holders of such installment on a pro rata basis.
     (ii) If the Company has outstanding Parity Debt Securities under which the Company is obligated to sell securities that are Qualifying APM Securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of the deferred interest and distributions shall be applied to the Junior Subordinated Notes and those other Parity Debt Securities on a pro rata basis up to the Preferred Stock Issuance Cap (or comparable provisions in the instruments governing those other Parity Debt Securities) and the Share Cap Amount in proportion to the total amounts that are due on the Junior Subordinated Notes and such other Parity Debt Securities, or on such other basis as the Federal Reserve may approve.
     (d) Qualifying APM Securities Definition Change. The Company may, without the consent of the holders of the Trust Preferred Securities or the Junior Subordinated Notes, amend the definition of “Qualifying APM Securities” to eliminate Common Stock, Qualifying Warrants or Mandatorily Convertible Preferred Stock (or any combination of two or more of the foregoing) if the Company has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in its earnings per share as calculated for financial reporting purposes. The Company shall send written notice to the Trustee (which notice the Trustee shall promptly forward upon receipt to the Administrative Trustees, who shall forward such notice to each holder of record of Trust Preferred Securities) in advance of any change in the definition of Qualifying APM Securities to eliminate Common Stock or Qualifying Warrants.
Section 2.8 Redemption of the Junior Subordinated Notes
     (a) Redemption Right. The Junior Subordinated Notes shall be redeemable in accordance with Article XI of the Indenture, (i) in whole or in part, at the option of the Company (an “Optional Redemption”) at any time at the applicable Redemption Price set forth in this Section 2.8, and (ii) in whole but not in part, at the option of the Company, within 90 days after the occurrence of a Tax Event, a Rating Agency Event, a Capital Treatment Event or an Investment Company Event, in each case at the applicable Redemption Price set forth in Section 2.8(b).
     (b) Redemption Price.
     (i) Redemption Price Prior to June 15, 2017. The Redemption Price for any Junior Subordinated Notes redeemed prior to June 15, 2017 shall be as follows: In the case of any Optional Redemption or redemption within 90 days after the occurrence of a Tax Event or a Rating Agency Event, the Redemption Price shall be equal to (1) 100% of the principal amount of the Junior Subordinated Notes being redeemed or (2) if greater, the present value of scheduled payments of principal and interest from the Redemption Date (not including any portion of such payments of interest accrued to but excluding the date of redemption) to June 15, 2017 on the Junior Subordinated Notes being redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus the Applicable Spread, in each case plus accrued and unpaid interest on such Junior Subordinated Notes to the Redemption Date. In the case of a redemption of Junior Subordinated Notes within 90 days after the occurrence of a Capital Treatment Event or an Investment Company Event, the Redemption Price shall be equal to 100% of the principal amount of the Junior Subordinated Notes being redeemed, plus accrued and unpaid interest thereon to the Redemption Date.
     (ii) Redemption Price On and After June 15, 2017 and Prior to the Scheduled Maturity Date. The Redemption Price for any Junior Subordinated Notes redeemed on or after June 15, 2017 and prior to the Scheduled Maturity Date shall be as follows: In the case of any Optional Redemption, other than an Optional Redemption that occurs on an Optional Par Redemption Date, the Redemption Price shall be equal to (1) 100% of the principal amount of the Junior Subordinated Notes being redeemed or (2) if greater, the present value of scheduled payments of principal and interest from the Redemption Date (not including any portion of such payments of interest accrued to but excluding the date of redemption) to the next succeeding Optional Par Redemption Date on the Junior Subordinated Notes being redeemed (assuming for this purposes that the principal amount of the Junior Subordinated Notes being redeemed were payable on such next succeeding Optional Par Redemption Date), discounted to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to three-month LIBOR applicable to the Interest Period immediately preceding the date on which such Junior Subordinated Notes are redeemed (which three-month LIBOR rate shall also, for purposes of calculating such Redemption Price, be the rate used in calculating the amount of each scheduled payment of interest to the next succeeding Optional Par Redemption Date), in each case plus accrued and unpaid interest on such Junior Subordinated Notes to the Redemption Date. In the case of an Optional Redemption of Junior Subordinated Notes on an Optional Par Redemption Date or a redemption of Junior Subordinated Notes within 90 days after the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, the Redemption Price shall be equal to 100% of the principal amount of the Junior Subordinated Notes being redeemed, plus accrued and unpaid interest thereon to the Redemption Date.
     (iii) Redemption Price On or After the Scheduled Maturity Date. The Redemption Price for any Junior Subordinated Notes redeemed on or after the Scheduled Maturity Date shall be equal to the principal amount of the Junior Subordinated Notes being redeemed, plus accrued and unpaid interest thereon to the Redemption Date.
     (c) No Redemption or Repayment at Option of Holders. Article XIV of the Indenture shall not apply to the Junior Subordinated Notes.
     (d) Sinking Fund. The Junior Subordinated Notes are not entitled to any sinking fund payments or similar provisions.
Section 2.9 Events of Default
     (a) So long as any Junior Subordinated Notes are held by or on behalf of the Trust, the Trustee shall provide to the holders of the Trust Preferred Securities such notices as it shall from time to time provide under Section 6.2 of the Indenture. In addition, the Trustee shall provide to the holders of the Trust Preferred Securities notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Junior Subordinated Notes within 30 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event.
     (b) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the Junior Subordinated Notes or the holders of the Trust Preferred Securities under the Indenture, no breach by the Company of any covenant or obligation under the Indenture or the terms of the Junior Subordinated Notes shall be an Event of

Default with respect to the Junior Subordinated Notes other than those specified as Events of Default in Sections 5.1(1), 5.1(2), 5.1(3) and 5.1(4) of the Indenture.
Section 2.10 Securities Registrar; Paying Agent; Delegation of Trustee Duties
     (a) The Company appoints The Bank of New York, as Securities Registrar and Paying Agent with respect to the Junior Subordinated Notes.
     (b) Notwithstanding any provision contained herein, to the extent permitted by applicable law and subject to Section 6.1 of the Indenture, the Trustee may delegate to agents its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture, and, to the extent such obligation has been so delegated, the Trustee shall not be responsible for any misconduct or negligence on the part of any such agent appointed with due care by it hereunder.
Section 2.11 [RESERVED]
Section 2.12 Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership
     Each Holder, by such Holder’s acceptance of the Junior Subordinated Notes, agrees that if a Bankruptcy Event shall occur in respect of the Company prior to the redemption or repayment of such Holder’s Junior Subordinated Notes, such Holder shall have no claim for, and thus no right to receive, any deferred interest (including compounded interest) pursuant to Section 2.5 that has not been paid pursuant to Sections 2.5 and 2.7 to the extent the amount of such interest exceeds the sum of (x) the first two years of accumulated and unpaid interest (including compounded interest thereon pursuant to Section 2.4(a) to the extent permitted by law) on such Holder’s Junior Subordinated Notes and (y) an amount equal to such Holder’s pro rata share of the excess, if any, of the Preferred Stock Issuance Cap over the aggregate amount of net proceeds from the sale of Qualifying Preferred Stock that the Company has applied to pay such interest pursuant to Section 2.7. Each Holder, by such Holder’s acceptance of the Junior Subordinated Notes, shall be deemed to agree that to the extent the remaining claim exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of Qualifying Preferred Stock.
Section 2.13 Unconditional Right of Holders to Receive Principal, Premium and Interest; Direct Action by Holders of Trust Preferred Securities
     In addition to, and without limitation of, the terms of Section 5.8 of the Indenture, and notwithstanding any other provision in the Indenture, so long as any Junior Subordinated Notes are held by or on behalf of the Trust, any holder of the Trust Preferred Securities issued by the Trust shall have the right, upon the breach by the Company of its obligations under Section 2.2(a)(v) to issue Qualifying Capital Securities or under Section 2.7(a) to issue Qualifying APM Securities, to institute a suit directly against the Company to enforce such obligations or for such other remedies as may be available.

ARTICLE III
[RESERVED]
ARTICLE IV
REPAYMENT OF JUNIOR SUBORDINATED NOTES
Section 4.1 Repayments
     The Company shall, not less than 10 nor more than 15 Business Days prior to each Repayment Date (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee in writing of the principal amount of Junior Subordinated Notes to be repaid on such date pursuant to Section 2.2(a).
Section 4.2 Selection of the Junior Subordinated Notes to be Repaid
     If less than all the Junior Subordinated Notes are to be repaid on any Repayment Date (unless the Junior Subordinated Notes are issued in the form of a Global Security or held by the Property Trustee), the particular Junior Subordinated Notes to be repaid shall be selected not more than 60 days prior to such Repayment Date by the Trustee, from the Outstanding Junior Subordinated Notes not previously repaid or called for redemption, pro rata, by lot or such other method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any Junior Subordinated Notes, provided that the portion of the principal amount of any Junior Subordinated Notes not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination).
     The Trustee shall promptly notify the Company in writing of the Junior Subordinated Notes selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of Junior Subordinated Notes shall relate, in the case of any Junior Subordinated Notes repaid or to be repaid only in part, to the portion of the principal amount of such Junior Subordinated Notes which has been or is to be repaid. Junior Subordinated Notes registered in the name of the Company, any Affiliate or any Subsidiary thereof shall not be included in the Junior Subordinated Notes selected for repayment except to the extent no other Junior Subordinated Notes remain or would remain outstanding.
Section 4.3 Notice of Repayment
     Notice of repayment shall be given by first-class mail, postage prepaid, mailed not earlier than the 15th day, and not later than the 10th Business Day, prior to the Repayment Date, to each Holder of Junior Subordinated Notes to be repaid, at the address of such Holder as it appears in the Security Register.

     Each notice of repayment shall identify the Junior Subordinated Notes to be repaid (including CUSIP number, if a CUSIP number has been assigned to the Junior Subordinated Notes) and shall state:
     (a) the Repayment Date;
     (b) if less than all Outstanding Junior Subordinated Notes are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular Junior Subordinated Notes to be repaid;
     (c) that on the Repayment Date, the principal amount of the Junior Subordinated Notes to be repaid will become due and payable upon each such Junior Subordinated Note or portion thereof, and that interest thereon, if any, shall cease to accrue on and after said date; and
     (d) the place or places where such Junior Subordinated Notes are to be surrendered for payment of the principal amount thereof.
     Notice of repayment shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company and shall be irrevocable. The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, a failure to give such notice by mail or any defect in the notice to the Holder of any Junior Subordinated Note designated for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other Junior Subordinated Note.
Section 4.4 Deposit of Repayment Amount
     Prior to 10:00 a.m. New York City time on the Repayment Date specified in the notice of repayment given as provided in Section 3.3, the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 10.3 of the Indenture) an amount of money sufficient to pay the principal amount of, and any accrued interest on, all the Junior Subordinated Notes which are to be repaid on that date.
Section 4.5 Repayment of Junior Subordinated Notes
     If any notice of repayment has been given as provided in Section 3.3, the Junior Subordinated Notes or portion of the Junior Subordinated Notes with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such Junior Subordinated Notes at a Place of Payment in said notice specified, the said securities or the specified portions thereof shall be paid by the Company at their principal amount, together with accrued interest to the Repayment Date; provided that, except in the case of a repayment in full of all Outstanding Junior Subordinated Notes, installments of interest whose Stated Maturity is on or prior to the Repayment Date will be payable to the Holders of such Junior Subordinated Notes, or one or more Predecessor Securities, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of Section 3.7 of the Indenture.

     Upon presentation of any Junior Subordinated Note repaid in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Junior Subordinated Note or Junior Subordinated Notes, of authorized denominations, in aggregate principal amount equal to the portion of the Junior Subordinated Notes not repaid and so presented and having the same Scheduled Maturity Date and other terms. If a Global Security is so surrendered, such new Junior Subordinated Note will also be a new Global Security.
     If any Junior Subordinated Note required to be repaid shall not be so repaid upon surrender thereof, the principal of such Junior Subordinated Note shall, until paid, bear interest from the applicable Repayment Date at the rate prescribed therefor in the Junior Subordinated Note.
ARTICLE V
FORM OF JUNIOR SUBORDINATED NOTE
Section 5.1 Form of Junior Subordinated Notes
     Sections 2.2 and 2.3 of the Indenture notwithstanding, the Junior Subordinated Notes are to be substantially in the following form and shall bear any legend required by Section 2.4 of the Indenture:
     THIS NOTE IS NOT A DEPOSIT OR OTHER OBLIGATION OF A DEPOSITORY INSTITUTION AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

No. R-1	Principal Amount: $200,010,000
Issue Date: ___, 2007
Webster Financial Corporation
7.65% Fixed to Floating Rate Junior Subordinated Notes
     WEBSTER FINANCIAL CORPORATION, a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York, as Property Trustee of Webster Capital Trust IV, or registered assigns, the principal sum of TWO HUNDRED MILLION TEN THOUSAND DOLLARS ($200,010,000) and all accrued and unpaid interest thereof on the Scheduled Maturity Date, or if such day is not a Business Day, the following Business Day or any subsequent Interest Payment Date (as hereafter defined) to the extent set forth in the First Supplemental Indenture. If that amount is not paid in full on the Scheduled Maturity Date or any subsequent Interest Payment Date, the remaining amount, together with accrued and unpaid interest, will be due and payable on the Final Repayment Date. Initially, the Scheduled Maturity Date will be June 15, 2037 and the Final Repayment Date will be June 15, 2067, or, in each case, if such day is not a Business Day, the following Business Day. The Company may elect to extend either or both of the Scheduled Maturity Date and the Final Repayment Date in accordance with and subject to the terms and conditions set forth in the Indenture, in the case of each of the Scheduled Maturity Date and the Final Repayment Date, up to two times, each for an additional 10-year period, and as a result the Scheduled Maturity Date may be extended to June 15, 2047 or June 15, 2057, and/or the Final Repayment Date may be extended to June 15, 2077 or June 15, 2087. The Company may so extend the Scheduled Maturity Date for one or two additional 10-year periods without also extending the Final Prepayment Date, and may so extend the Final Prepayment Date for one or two additional 10-year periods without also extending the Scheduled Maturity Date.
     The Company further promises (i) to pay interest on said principal sum from and including June 20, 2007, or from and including the most recent Interest Payment Date on which interest has been paid or duly provided for, semi-annually (subject to deferral as set forth herein) in arrears on June 15 and December 15 of each year, commencing December 15, 2007, at the rate of 7.65% per annum (computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed from and including June 20, 2007 to and including June 30, 2007) to but excluding June 15, 2017, (ii) to pay interest on said principal sum from and including June 15, 2017 to but excluding June 15, 2037, quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing September 15, 2017, at a floating annual rate equal to three-month LIBOR plus 1.89% (computed on the basis of a 360-day year and the actual number of days elapsed) and (iii) to pay interest, after June 15, 2037, on said outstanding principal sum monthly in arrears on the 15th day of each calendar month, at a floating annual rate equal to one-month LIBOR plus 2.89% (computed on the basis of a 360-day year and the actual number of days elapsed), provided that if the Company has elected to extend the Scheduled Maturity Date, then for the period from and including June 15, 2037 to but excluding the Scheduled Maturity Date, interest on said principal sum shall accrue at a floating annual rate equal to three-month LIBOR plus 2.89% (computed on the basis of a 360-day year and the actual number of days elapsed) payable quarterly in arrears on each March 15, June 15, September 15 and December 15 and thereafter, as to any unpaid portion of said principal sum, interest shall accrue at a floating annual rate equal to one-month LIBOR plus 2.89% (computed on the basis of a 360-day year and the actual number of days elapsed), payable monthly in arrears on the 15th day of each calendar month, plus Additional Interest (to the extent permitted by law), if any, in accordance with the next sentence until the principal hereof is paid or duly provided for or made available for payment. Accrued interest that is not paid on the applicable Interest Payment Date (subject to the next sentence), including interest deferred pursuant to Section 2.5 of the First Supplemental Indenture, will bear Additional Interest, to the extent permitted by law, at the interest rate in effect from time to time, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, to the extent permitted by law. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and, in the case of payments on or prior to the Scheduled Maturity Date, without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable. A “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York, Waterbury, Connecticut or Wilmington, Delaware are authorized or required by law or executive order to remain closed, provided that, with respect to the payment of interest accrued for any period commencing on or after June 15, 2017, such day must also be a day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the date that is the last day of the month immediately preceding the month in which such Interest Payment Date falls (whether or not a Business Day). Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
     So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time or from time to time during the term of this Security to defer payment of interest on this Security for one or more consecutive interest payment periods (each an “Extension Period”) that do not exceed 10 years, during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid (together with Additional Interest thereon to the extent permitted by applicable law); provided, however, that no Extension Period shall extend beyond the Final Repayment Date or the earlier repayment or redemption in full of the Securities. Upon the termination of any Extension Period and upon the payment of all deferred interest then due, the Company may elect to begin a new Extension Period, subject to the above requirements. Deferred interest on the Security will bear interest at the then applicable interest rate, compounded on each Interest Payment Date, subject to applicable law. No interest shall be due and payable during an Extension Period except at the end thereof.
     So long as any Securities remain outstanding, if the Company has given notice of its election to defer interest payments on the Securities but the related Extension Period has not yet commenced or an Extension Period is continuing, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any Parity Debt Securities, or any debt securities that rank junior to the Securities or (iii) make any guarantee payments pursuant to guarantees by the Company that rank equal with or junior to the Securities (other than (a) purchases of capital stock of the Company in connection with employee or agent benefit plans or under any dividend reinvestment plan; (b) purchases or repurchases of shares of capital stock of the Company pursuant to a contractually binding requirement to buy stock existing prior to the beginning of any Extension Period including under a contractually binding stock repurchase plan; (c) the purchase of Common Stock related to the issuance of Common Stock, or securities convertible into Common Stock, as consideration in an acquisition transaction that was entered into before the beginning of the Extension Period; (d) in connection with the reclassification of any class or series of capital stock of the Company or the capital stock of any Subsidiaries of the Company, or the exchange, redemption or conversion of one class or series of capital stock of the Company or the capital stock of any of the Subsidiaries of the Company for or into another class or series of capital stock of the Company or the capital stock of any of the Subsidiaries of the Company; (e) the purchase of fractional interests in shares of capital stock of the Company in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged; (f) dividends or distributions in the form of capital stock of the Company or warrants, options or other rights to acquire capital stock of the Company (where such capital stock is the same stock on which the dividend is being paid or ranks pari passu or junior to such stock), or repurchases or redemptions of Common Stock solely from the issuance or exchange of Common Stock; (g) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan; (h) acquisitions of capital stock previously issued in connection with acquisitions of businesses made by the Company (which acquisitions of capital stock of the Company are made by the Company in connection with the satisfaction of indemnification obligations of the sellers of such businesses); (i) the payment of any dividend within 60 days after the date of declaration thereof, if the date of declaration was prior to the beginning of any Extension Period; (j) any payment of current interest in respect of Parity Debt Securities having the same interest payment date as the Securities made ratably to the holders of one or more series of such Parity Debt Securities and the Securities in proportion to the respective amounts due on such Parity Debt Securities, on the one hand, and on the Securities, on the other hand and any payments of deferred interest on Parity Debt Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Debt Securities; (k) any payment of principal in respect of Parity Debt Securities having the same maturity date as the Securities made ratably to the holders of one or more series of such Parity Debt Securities and the Securities in proportion to the respective amounts due on such Parity Debt Securities, on the one hand, and on the Securities, on the other hand; (l) any payment in respect of guarantees that rank equally with the Securities (“Parity Guarantees”) made ratably to the beneficiaries of one or more of such Parity Guarantees and the holders of the Securities in proportion to the respective accrued and unpaid amounts due on such Parity Guarantees, on the one hand, and accrued and unpaid amounts on the Securities, on the other hand; or (m) payments by the Company under the Guarantee Agreement. In addition, if any Extension Period lasts longer than one year, the restrictions on the Company’s ability to redeem or repurchase any of its common stock set forth in clause (i) of this paragraph will continue until the first anniversary of the date on which all deferred interest on the Securities has been paid.
     The Company shall give written notice of its election to begin or extend any Extension Period, (x) if the Property Trustee, on behalf of the Trust, is the sole holder of the Securities, to the Property Trustee and the Delaware Trustee at least five Business Days before the earlier of (A) the next succeeding date on which the distributions on the Trust Preferred Securities are payable and (B) the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record or payment date for the related distribution, or (y) if the Property Trustee, on behalf of the Trust, is not the sole Holder of the Securities, to Holders of the Securities and the Trustee at least five Business Days before the next Interest Payment Date. Notice of the Company’s election of an Extension Period shall be given by the Property Trustee by first-class mail, postage prepaid, mailed not less than three Business Days after the Property

Trustee receives written notice from the Company to each holder of Trust Securities at such holder’s address appearing in the Security Register.
     Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at the bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.
     The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior and Subordinated Debt, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     In Witness Whereof, the Company has caused this instrument to be duly executed.

WEBSTER FINANCIAL CORPORATION
By:
Name:
Title:

Certificate Of Authentication
     This is one of the Securities referred to in the within-mentioned Indenture.
Dated:

The Bank of New York, not in its individual capacity but solely as Trustee
By:
Authorized Officer

(FORM OF REVERSE OF JUNIOR SUBORDINATED NOTE)
     This 7.65% Fixed to Floating Rate Junior Subordinated Note (this “Security”) is one of or represents all of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under the Junior Subordinated Indenture, dated as of June 20, 2007 (herein called the “Base Indenture”), between the Company and The Bank of New York, as trustee (collectively with any successor trustee, the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of June 20, 2007, between the Company and the Trustee (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture” ), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.
     All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of June 20, 2007 (the “Trust Agreement”) for Webster Capital Trust IV among Webster Financial Corporation, as Sponsor, The Bank of New York, as the Property Trustee, The Bank of New York (Delaware), as the Delaware Trustee, and the Administrative Trustees named therein, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.
     This Security shall be redeemable at any time, in whole or in part, at the option of the Company in accordance with the terms of the Indenture. In the event of redemption of this Security in part only, a new Security or Securities for the unredeemed portion of this Security will be issued in the name of the Holder hereof upon the cancellation of this Security. This Security is not redeemable or repayable at the option of the Holder or any beneficial owner hereof.
     No sinking fund is provided for the Securities.
     The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

     As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities at the time Outstanding occurs and is continuing, then, subject to the next sentence, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the entire principal amount and all accrued but unpaid interest of all the Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, in the case of the Securities issued to and held by Webster Capital Trust IV, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities fails to declare the entire principal and all accrued but unpaid interest of all the Securities to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued but unpaid interest (including any Additional Interest to the extent permitted by law); on all the Securities shall become immediately due and payable. Upon the occurrence of an Event of Default specified in Section 5.1(2) or 5.1(3) of the Base Indenture, the principal amount of all the Securities shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. The payment of principal and interest (including any Additional Interest to the extent permitted by law) on any such Securities so accelerated shall remain subordinated to the extent provided in Article XIII of the Base Indenture.
     So long as Securities are held by or on behalf of Webster Capital Trust IV, any holder of the Trust Preferred Securities issued by the Webster Capital Trust IV shall have the right (i) upon the breach by the Company of its obligations under Section 2.2(a)(v) of the First Supplemental Indenture, to issue Qualifying Capital Securities or under Section 2.7(a) of the First Supplemental Indenture to issue Qualifying APM Securities, or (ii) upon the occurrence of a breach of the Company’s obligation to pay the principal of (and premium, if any) and (subject to Section 3.7 of the Base Indenture) interest (including any Additional Interest to the extent permitted by law) on any of the Securities on the Stated Maturity of such Securities (or, in the case of redemption or repayment, on the Redemption Date or the Repayment Date, as the case may be) of such Securities, (a) in the case of (i) above, to institute a suit directly against the Company to enforce such obligations or for such other remedies as may be available, and (b) in the case of (ii) above, for enforcement of payment to such holder of principal or (premium, if any) and (subject to Section 3.7 of the Base Indenture) interest (including any Additional Interest to the extent permitted by law) on the Securities having a principal amount equal to the aggregate Liquidation Amount (as defined in the Trust Agreement) of such Trust Preferred Securities.
     The Holder of this Security, by such Holder’s acceptance of this Security, agrees that if a Bankruptcy Event shall occur in respect of the Company prior to the redemption or repayment of this Security, such Holder shall have no claim for, and thus no right to receive, any deferred interest (including compounded interest) pursuant to Section 2.5 of the First Supplemental Indenture that has not been paid pursuant to Sections 2.5 and 2.7 of the First Supplemental Indenture to the extent the amount of such interest exceeds the sum of (x) the first two years of accumulated and unpaid interest (including compounded interest thereon pursuant to Section 2.4(a) of the First Supplemental Indenture to the extent permitted by law) on this Security and (y) an amount equal to such Holder’s pro rata share of the excess, if any, of the Preferred Stock Issuance Cap over the aggregate amount of net proceeds from the sale of Qualifying Preferred

Stock that the Company has applied to pay such interest pursuant to Section 2.7 of the First Supplemental Indenture. The Holder of this Security, by such Holder’s acceptance of this Security, shall be deemed to agree that to the extent the remaining claim exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of Qualifying Preferred Stock.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     The Securities are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.
     The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat for United States Federal income tax purposes (i) the Securities as indebtedness of the Company, and (ii) the stated interest on the Securities as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Securities as described in the Prospectus.
     The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)
agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:
(Sign exactly as your name appears on the other side of this Security)
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ARTICLE VI
ORIGINAL ISSUE OF JUNIOR SUBORDINATED NOTES
Section 6.1 Original Issue of Junior Subordinated Notes
     Junior Subordinated Notes in the aggregate principal amount of $200,010,000 may, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent shall thereupon authenticate and deliver said Junior Subordinated Notes in accordance with a Company Order.
Section 6.2 Calculation of Original Issue Discount
     If during any calendar year any original issue discount shall have accrued on the Junior Subordinated Notes, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time. Neither the Company nor the Trust would make actual payments on the Junior Subordinated Notes, or on the Trust Preferred Securities, as the case may be, during an Extension Period.
ARTICLE VII
SUBORDINATION
Section 7.1 Senior and Subordinated Debt
     The subordination provisions of Article XIII of the Indenture shall apply to the Securities. Notwithstanding the foregoing or any other provision of the Indenture or of this First Supplemental Indenture, provided that the Company is not subject to a bankruptcy, insolvency, liquidation or similar proceeding, the priority of the Securities in right of payment as to Parity Debt Securities is subject to the provisions of Section 2.6 hereof and the Company shall be permitted to pay interest or principal on Parity Debt Securities in accordance with Section 2.6 hereof.
Section 7.2 Compliance with Federal Reserve Rules
     The Company shall not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the Junior Subordinated Notes (if then subject to Article XIII of the Indenture), except in compliance with applicable regulations and guidelines of the Federal Reserve.

ARTICLE VIII
MISCELLANEOUS
Section 8.1 Effectiveness
     This First Supplemental Indenture will become effective upon its execution and delivery.
Section 8.2 Successors and Assigns
     All covenants and agreements in the Indenture, as supplemented and amended by this First Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.
Section 8.3 Further Assurances
     The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this First Supplemental Indenture.
Section 8.4 Effect of Recitals
     The recitals contained herein and in the Junior Subordinated Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Junior Subordinated Notes. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Junior Subordinated Notes or the proceeds thereof.
Section 8.5 Ratification of Indenture
     The Indenture as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
Section 8.6 Governing Law
     This First Supplemental Indenture and the Junior Subordinated Notes shall be governed by and construed in accordance with the laws of the State of New York.
* * * *
     This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     In Witness Whereof, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

WEBSTER FINANCIAL CORPORATION
By:	/s/ Gerald P. Plush
	Name:	Gerald P. Plush
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK, as Trustee
By:	/s/ Scott I. Klein
	Name:	Scott I. Klein
	Title:	Assistant Treasurer